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                                     EXHIBIT 99C
     Mid-State Bancshares

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NEWS RELEASE
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DATE:  APRIL 19, 1999
MID-STATE BANCSHARES CONTACT:  Carrol R. Pruett, Chairman of the
                               Board/President @ (805) 473-6801
CITY COMMERCE BANK CONTACT:  Carl E. Lindros, Chairman of the Board @
                             (805) 963-5871
NASDAQ SYMBOL:  "MDST"
WEBSITE ADDRESS:  www.midstatebank.com



                     MID-STATE BANCSHARES AND CITY COMMERCE BANK
                              ANNOUNCE MERGER AGREEMENT

     ARROYO GRANDE--Chairmen Carrol R. Pruett and Carl E. Lindros, along with the Boards of Directors of Mid-State Bancshares, the holding company of Mid-State Bank, and City Commerce Bank, announced today that they have signed a definitive agreement to merge, subject to the approval of banking regulators and shareholders. The merged entity, Mid-State Bancshares, will have assets in excess of $1.35 billion with thirty-two (32) offices serving San Luis Obispo, Santa Barbara and Ventura counties.

     The agreement provides for an exchange of common stock at a fixed exchange ratio of .7791 that is subject to potential adjustments based on changes in the price of Mid-State Bancshares stock preceding the effective date of the transaction. The transaction is valued at approximately $40 million. The merger is structured to be tax-free, and is intended to be accounted for as a pooling-of-interests. Mid-State expects the transaction to close in early fourth quarter 1999 and be accretive to earnings in the year 2000.

     Mr. Pruett announced, "We are especially pleased to join forces with City Commerce Bank and improve the presence of Mid-State Bank in Santa Barbara County. City Commerce has done an excellent job in servicing the business community, and Mid-State, with its added resources, can expand those relationships. An added benefit of this combination will be the Bank's opportunity to spread its market to the rapidly expanding economy in Ventura County."

     Mid-State Bank opened its first office in Goleta in 1964, establishing a presence in the Santa Barbara market. In 1997 another office was opened in the city of Santa Barbara. Hence, the additional offices of City Commerce Bank in downtown Santa Barbara as well as those in Goleta and Ventura will allow the Bank to better serve the customers of both banks.

     Chairman of the Board of City Commerce Bank, Carl E. Lindros added, "We are happy to join forces with Mid-State Bank, and take advantage of the opportunities the larger asset size will afford our current and prospective customers. Mid-State Bank continues its tradition of working with its communities as partners, making decisions locally, and reinvesting locally. Our philosophies are very similar."




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     Forward looking information:  This news release contains statements regarding the performance of Mid-State Bank and City Commerce Bank on a stand-alone and pro-forma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to, revenues following the merger are lower than expected or expenses are higher than expected, costs or difficulties related to the integration of the banks are greater than expected, competitive pressures among financial institutions increase significantly, economic conditions, either nationally or locally in areas in which the combined companies will conduct their operation are less favorable than expected, or legislation or regulatory changes adversely affect the business in which the company would be engaged.


Additional contact:    Mid-State Bancshares
                       James G. Stathos
                       Executive Vice President/Chief Financial Officer
                       (805) 473-6803


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